Exhibit 99.1

PERRY ELLIS INTERNATIONAL COMPLETES THE REDEMPTION OF

$100 MILLION OF ITS 7.875% SENIOR SUBORDINATED NOTES AND INCREASES ITS

ADJUSTED EARNINGS PER SHARE GUIDANCE

MIAMI— May 6, 2015— Perry Ellis International, Inc. (Nasdaq: PERY) today announced that it has completed the redemption of $100 million of its 7.875% senior subordinated notes. As a result of this transaction, and assuming no material change in prevailing interest rates, the Company expects to lower interest expense by approximately $4.5 million in fiscal 2016. As such, the Company now expects fiscal 2016 adjusted earnings per share in a range of $1.45 to $1.55, which increased from $1.25 to $1.35, to reflect the benefits from this transaction.

Coincident with this redemption, the Company has amended its revolving credit facility to increase the maximum principal amount to $200 million as well as to extend the facility expiration to April 30, 2020. The Company utilized the senior credit facility to redeem the senior notes. Following the redemption, $50 million of the senior notes remain outstanding.

George Feldenkreis, Chairman and CEO commented: “The strong financial condition of the Company has allowed us to take advantage of this opportunity to adjust our capital structure and to reduce our overall cost of capital. We have been managing our working capital very efficiently and last year generated $55 million in net cash from operations. We are committed to maintaining our solid financial foundation that provides us with the flexibility to invest in our growth and produce increased cash flow for the benefit of our shareholders.”

The terms of the senior notes provided for the payment of the redemption premium of 103.938% for the principal amount redeemed. The Company incurred debt extinguishment costs of approximately $5.2 million in connection with this redemption, including the redemption premium as well as the write-off of bond issue costs. These costs are excluded from the Company’s adjusted earnings per share guidance.

About Perry Ellis International

Perry Ellis International, Inc. is a leading designer, distributor and licensor of a broad line of high quality men’s and women’s apparel, accessories and fragrances. The Company’s collection of dress and casual shirts, golf sportswear, sweaters, dress pants, casual pants and shorts, jeans wear, active wear, dresses and men’s and women’s swimwear is available through all major levels of retail distribution. The Company, through its wholly owned subsidiaries, owns a portfolio of nationally and internationally recognized brands, including: Perry Ellis®, Jantzen®, Laundry by Shelli Segal®, Rafaella®, Cubavera®, Ben Hogan®, Savane®, Original Penguin® by Munsingwear®, Grand Slam®, John Henry®, Manhattan®, Axist®, and Farah®. The Company enhances its roster of brands by licensing trademarks from third parties, including: Nike® and Jag® for swimwear, and Callaway®, PGA TOUR®, and Jack Nicklaus® for golf apparel. Additional information on the Company is available at http://www.pery.com.

Safe Harbor Statement

We caution readers that the forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “guidance,” “indicate,” “intend,” “may,” “might,” “plan,” “possibly,” “potential,” “predict,” “probably,” “proforma,” “project,” “seek,” “should,” “target,” or “will” or the negative thereof or other variations thereon and similar words or phrases or comparable terminology. Such forward-looking statements include, but are not limited to, statements regarding Perry Ellis’ strategic operating review, growth initiatives and internal operating improvements intended to drive revenues and enhance profitability, the implementation of Perry Ellis’ profitability improvement plan and Perry Ellis’ plans to exit underperforming, low growth brands and businesses. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. These factors include: general economic conditions, a significant decrease in business from or loss of any of our major customers or programs, anticipated and unanticipated trends and conditions in our industry, including the impact of recent or future retail and wholesale consolidation, recent and future economic conditions, including turmoil in the financial and credit markets, the effectiveness of our planned advertising, marketing and promotional campaigns, our ability to contain costs, disruptions in the supply chain, our future capital needs and our ability to obtain financing, our ability to protect our trademarks, our ability to integrate acquired businesses, trademarks, trade names and licenses, our ability to predict consumer preferences and changes in fashion trends and consumer acceptance of both new designs and newly introduced products, the termination or non-renewal of any material license agreements to which we are a party, changes in the costs of raw materials, labor and advertising, our ability to carry out growth strategies including expansion in international and direct-to-consumer retail markets; the effectiveness of our plans, strategies, objectives, expectations and intentions which are subject to change at any time at our discretion, potential cyber risk and technology failures which could disrupt operations or result in a data breach, the level of consumer spending for apparel and other merchandise, our ability to compete, exposure to foreign currency risk and interest rate risk, possible disruption in commercial activities due to terrorist activity and armed conflict, actions of activist investors and the cost and disruption of responding to those actions, and other factors set forth in Perry Ellis’ filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Perry Ellis’ filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which are valid only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.

Contact:

Perry Ellis International, Inc. Anita Britt

Chief Financial Officer

305-873-1210